Exhibit 23.1

CONSENT BY LEGAL AND TAX COUNSEL

The Scott Law Firm, Ltd. (the "Undersigned"), hereby consents to being named as legal and tax counsel in a Form S-1 Registration Statement and the inclusion of the legal opinions rendered by the Undersigned as Exhibits 5 and 8 thereto and the scope of the limited liability of the limited partners expressed under the sub-heading Limited Liability under the caption Potential Advantages in the prospectus filed with the Securities and Exchange Commission by Bromwell Financial Fund, Limited Partnership, in connection with a proposed offering of limited partnership interests (the "Units") to the public as described in said Registration Statement.

/s/ William S. Scott

William S. Scott

New Jersey Bar #019111974

The Scott Law Firm, Ltd.

470 Broadway, Suite 160

Bayonne, NJ  07002

(201) 800-4606

wscott@wscottlaw.com

Dated:  July 17, 2012